Consent of Independent Registered Public Accounting Firm

To the Shareholders and Board of Trustees

AIM Investment Securities Funds (Invesco Investment Securities Funds):

We consent to the use of our report dated July 25, 2018, with respect to the consolidated financial statements and consolidated financial highlights of Invesco Oppenheimer Global High Yield Fund and its subsidiary (one of the funds constituting AIM Investment Securities Funds (Invesco Investment Securities Funds)), formerly known as Oppenheimer Global High Yield Fund, as of May 31, 2018, incorporated by reference herein, and to the reference to our firm under the heading Independent Registered Public Accounting Firm in the Statement of Additional Information.

/s/ KPMG LLP
KPMG LLP

Denver, Colorado

September 25, 2019